October 1, 2008
Securities and Exchange Commission 100 F Street NE Washington, D.C. 20549
	RE:	Filing of Prospectus Supplement
Pursuant to Rule 424; Registration No. 333-135339
Gentlemen:
Pursuant to the provisions of Rule 424(b)2 of the Rules and Regulations under the Securities Act of 1933, as amended, we enclose for filing the following copy of the Prospectus Supplement dated October 1, 2008, with respect to the above Registration Statement.
In accordance with Rule 424(c), only the Prospectus Supplement is being filed because it will be attached to a form of Prospectus that previously has been filed. The Prospectus Supplement includes a cross reference on the cover thereof to the date of the related Prospectus.
Very truly yours,
F. N. B. Corporation
/s/ Brian F. Lilly
Brian F. Lilly
Chief Financial Officer